Exhibit 12.2

Independent Auditors’ Consent

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-08508) of Occidente y Caribe Celular S.A. and in the related Prospectus of our report dated February 27, 2003, with respect to the financial statements of Occidente y Caribe Celular S.A. included in this Annual Report (Form 20-F) for the year ended December 31, 2002.

/s/    ERNST & YOUNG AUDIT LTDA.

Bogotá, Colombia

June 27, 2003